Exhibit 99.2

NEWS

For Immediate Release

Editorial Contact: Erin Jones

949-754-8032

erin.jones@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE NAMES NEW INDEPENDENT DIRECTOR

Former VERITAS Software Sales Executive, Paul Sallaberry, Joins Quest Software Board

IRVINE, Calif., February 2, 2005 – Quest Software, Inc. (Nasdaq: QSFT), the leading provider of application, database and Windows management solutions, today announced the election of Paul Sallaberry to its Board of Directors. Sallaberry was selected based on his extensive expertise in global enterprise software sales strategies.

“Paul is a seasoned veteran in the enterprise software industry,” said Vinny Smith, chairman and chief executive officer, Quest Software. “He has extensive experience in the go-to-market strategies required to build and support global growth including multi-channel distribution and geographic expansion. His expertise and guidance will be a valuable addition to the talent on our board.”

Sallaberry has held several executive level positions with VERITAS Software, most recently as Executive Vice President, Worldwide Field Operations. Sallaberry had previously served as Senior Vice President, Worldwide Sales of VERITAS from July 1999 to December 1999, and Vice President, Worldwide Sales of VERITAS from April 1997 to July 1999.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software, headquartered in Irvine, Calif., can be found in offices around the globe and at www.quest.com.

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